EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use of our report dated December 28, 2004, relating to the consolidated financial statements of ERHC Energy, Inc. (the "Company") as of September 30, 2004 and for each of the two years in the period ended September 30, 2004, appearing in the Annual Report on Form 10-K of ERHC Energy, Inc. as of September 30, 2005.



/s/ PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, Texas
December 29, 2005